SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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SYNTEL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 23, 2015

Dear Shareholder:

It is our pleasure to invite you to attend Syntel’s 2015 Annual Meeting of Shareholders on Tuesday, June 2, 2015, at 10:00 a.m. Eastern time. The meeting will be held at the offices of Syntel, Inc. located at 525 East Big Beaver Road, Suite 300, Troy, Michigan. If you need directions, please contact us at (248) 619-2800.

We are pleased to provide our proxy materials to shareholders on the Internet as permitted by Securities and Exchange Commission rules, which allow us to provide our shareholders with the information they need while lowering the cost of delivery and reducing the environmental impact. As a result, we are mailing our shareholders, on or about April 23, 2015, a Notice of Internet Availability of Proxy Materials, which contains instructions for accessing our on-line proxy statement and annual report, for voting your shares, and for requesting printed copies of the proxy materials.

The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. You will want to review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors.

Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote online or to complete, sign, and return your proxy as soon as possible. This will ensure representation of your shares in the event you are unable to attend. You may later revoke your proxy and vote in person at the meeting if you wish.

Sincerely,

Bharat Desai Chairman	Nitin Rakesh Chief Executive Officer and President

SYNTEL, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JUNE 2, 2015

The Annual Meeting of Shareholders of Syntel, Inc., a Michigan corporation, will be held on Tuesday, June 2, 2015, at 10:00 a.m. Eastern time, at Syntel’s offices located at 525 East Big Beaver Road, Suite 300, Troy, Michigan, to consider and act upon the following matters:

1.	The election of nine directors to serve on Syntel’s Board of Directors;

2.	Approve an amendment to Syntel’s Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 100,000,000 to 200,000,000;

3.	A non-binding resolution to ratify the appointment of Crowe Horwath LLP as Syntel’s independent registered public accounting firm for the current fiscal year; and

4.	Such other business as may properly come before the meeting and any adjournment of the meeting.

Only shareholders of record at the close of business on April 7, 2015 may receive notice of and vote at the meeting. Syntel’s 2014 Annual Report to Shareholders is also provided with this Proxy Statement.

By Order of the Board of Directors

April 23, 2015	Daniel M. Moore
Chief Administrative Officer, General
Counsel, and Corporate Secretary

Whether or not you plan to attend the 2015 Annual Meeting,

please take the time to vote your shares.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder

Meeting to Be Held on June 2, 2015.

The annual report to shareholders and the proxy statement, including the notice of annual meeting, are available on the Internet at:

https://materials.proxyvote.com/87162H

SYNTEL, INC.

525 East Big Beaver Road, Suite 300

Troy, Michigan 48083

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON TUESDAY, JUNE 2, 2015

Solicitation of Proxies

This proxy statement and the proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Syntel, Inc. (“Syntel”) to be used at Syntel’s 2015 Annual Meeting of Shareholders. The proxy is your vote as a shareholder of Syntel on the matters presented at the Annual Meeting. The Annual Meeting will be held at Syntel’s offices located at 525 East Big Beaver Road, Suite 300, Troy, Michigan, on Tuesday, June 2, 2015, at 10:00 a.m. We expect this proxy statement, the proxy, the annual report, and a Notice of Internet Availability of Proxy Materials (“Notice”) to be first made available to shareholders on or about April 23, 2015.

Syntel will pay the entire cost of soliciting proxies. Syntel will arrange with brokerage houses, nominees, custodians, and other fiduciaries to send proxy soliciting materials to beneficial owners of Syntel’s common stock (“Common Stock”) at Syntel’s expense.

General Voting Information

Only holders of record of Syntel’s Common Stock at the close of business on April 7, 2015 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 83,748,268 shares of Common Stock with voting rights issued and outstanding. The presence, either in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. Each shareholder will be entitled to one vote, in person or by proxy, for each share of Common Stock held in the shareholder’s name on the Record Date on any matter submitted to a vote of shareholders at the Annual Meeting. Abstentions and votes withheld by brokers on proposals in the absence of instructions from beneficial owners (“broker non-votes”) will be counted as present at the Annual Meeting to determine whether a quorum exists.

Voting by Shareholders of Record and Beneficial Owners

Shareholders whose shares are registered directly with Syntel’s transfer agent are considered, with respect to those shares, to be the shareholder of record. Syntel’s transfer agent is sending the Notice directly to shareholders of record. Shareholders of record have the right to vote online, vote by telephone, submit a proxy directly to Syntel’s transfer agent, or to vote in person at the Annual Meeting. Shareholders whose shares are held in a brokerage account, or by another nominee, are considered the beneficial owners of shares held in “street name.” Notices for those shareholders are being forwarded to beneficial owners, together with a voting instruction card. Beneficial owners have the right to direct their broker, trustee, or nominee as to how to vote and also are invited to attend the Annual Meeting. Since a beneficial owner is not the shareholder of record, he or she may not vote those shares in person at the Annual Meeting without a proxy from the broker, trustee, or nominee that holds the shares, giving the beneficial owner the right to vote the shares at the meeting. The broker, trustee, or nominee of each beneficial owner will provide voting instructions for use in directing how the broker, trustee or nominee may vote those shares.

Submitting Proxies or Voting Instructions

Record holders may submit proxies by following the Internet voting instructions provided in the Notice. Beneficial owners may vote by accessing the Internet website specified in the voting instructions provided by their brokers, trustee, or nominees. Record and beneficial holders who request printed proxy materials may vote by mail, online, or telephone by following the instructions in the proxy materials that will be sent to them.

Voting of Proxies

Shares of Common Stock represented by proxies received in time for voting at the Annual Meeting will, unless a proxy has previously been revoked, be voted in accordance with the instructions indicated on the proxy. In the absence of specific instructions to the contrary, the persons named in the proxy intend to vote all proxies received by them FOR each of the director nominees in proposal 1 and FOR proposals 2 and 3, as set forth in the Notice and in the proxy.

Revoking a Proxy

Shareholders may change their vote at any time prior to the vote at the Annual Meeting. Record holders may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to Syntel’s Corporate Secretary prior to the Annual Meeting, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, in and of itself, cause a previously granted proxy to be revoked. Beneficial owners may change their vote by submitting new voting instructions to their broker, trustee, or nominee. Alternatively, if the beneficial owner has obtained a proxy from his or her broker or nominee giving the beneficial owner the right to vote the shares, he or she can do so by attending the meeting and voting in person. If you decide to send your written notice of revocation or later-dated proxy to Syntel before the Annual Meeting, please send it to the attention of the Chief Administrative Officer, Syntel, Inc., 525 East Big Beaver Road, Suite 300, Troy, Michigan 48083, so that it will arrive before June 2, 2015.

PROPOSAL 1. ELECTION OF DIRECTORS

Under Syntel’s Restated Articles of Incorporation, as amended, all of the members of Syntel’s Board of Directors are elected each year to hold office for a one year term and until their successors are duly elected and qualified. There are currently nine members of the Board, all of whom have been nominated to be elected at this year’s Annual Meeting.

Each director elected will serve a one year term ending at Syntel’s 2016 Annual Meeting of Shareholders. The nominees named below were recommended for nomination for election at this Annual Meeting of Syntel’s shareholders by the Board’s Nominating and Corporate Governance Committee and nominated by the full Board of Directors. Except where the authority to do so has been withheld, it is the intention of the persons named in the proxy provided with this proxy statement to vote to elect the nominees named below as directors.

The nine nominees receiving the highest number of votes cast at the Annual Meeting in person or by proxy will be elected as directors. Shares not voted (whether by abstention, broker non-votes, or otherwise) have no effect on the election. Valid proxies received by Syntel will be voted in favor of the nine director nominees listed below unless a contrary choice is indicated. In case any nominee is unable or declines to serve, proxies will be voted for another person designated by the Board of Directors to replace the nominee, however, the Board of Directors does not anticipate this will occur. For the 2015 Annual Meeting of Shareholders, each proxy may be voted for no more than nine director nominees.

Information concerning the nominees for election, with respect to age and positions with Syntel or other principal occupations for the past five years follows. All nominees have extensive business and senior management experience and together represent a group of individuals with skills and experience in those areas Syntel considers to be the most critical to its business and prospects, including knowledge of and experience in the information technology industry, operations, finance, sales, and general enterprise management.

Paritosh K. Choksi, age 62, is Executive Vice President, Chief Operating Officer, Chief Financial Officer and a director of ATEL Capital Group, a financial services management company headquartered in San Francisco, California, and has served in those capacities since April 2001. Mr. Choksi has served as a director of

Syntel since August 1997. Mr. Choksi has also been named the Lead Director of the Board of Directors and in that capacity chairs the Board of Directors in the absence of the Chairman of the Board and also chairs the executive sessions of the independent members of the Board of Directors. In nominating Mr. Choksi, the Board considered his significant experience in management, corporate governance, and finance as a chief financial officer with three companies, including experience with start-ups and going public. The Board believes that Mr. Choksi’s experience enables him to provide strength in management, corporate governance, compensation, strategy, and finance.

Bharat Desai, age 62, is a co-founder of Syntel and serves as its Chairman of the Board. He has been a director of Syntel since its formation in 1980. Mr. Desai has served as the Chairman of Syntel’s Board of Directors since February 1999 and also served as Syntel’s Chief Executive Officer from its formation in April 1980 until February 2009 and as Syntel’s President from its formation until December 2006. Mr. Desai is the spouse of Ms. Sethi. In nominating Mr. Desai, the Board considered that, as well as being a founder of Syntel, Mr. Desai has long term experience in the information technology industry. The Board believes that Mr. Desai’s experience as the Chairman and as the former Chief Executive Officer and President of Syntel enables him to provide strategic vision for Syntel’s growth, as he has since its establishment in 1980, as well as a wealth of institutional knowledge.

Thomas Doke, age 59, previously served as the Executive Vice President and Chief Financial Officer of Dematic Corp., USA (formerly Siemens Logistics & Assembly Systems, Inc.) from August 2004 to September 2009. Mr. Doke has served as a director of Syntel since August 2009. In nominating Mr. Doke, the Board considered his significant experience in management and corporate governance and in finance as a chief financial officer. The Board believes that Mr. Doke’s extensive experience with a service and operations company enables him to provide strength in operations, strategy, corporate governance, and finance.

Rajesh Mashruwala, age 63, served as the Executive Vice President (Office of the Chief Executive Officer) of TIBCO Software Inc., a software design and implementation company headquartered in Palo Alto, California, from September 2005 until February 2008 and as the Executive Vice President and Chief Operating Officer of TIBCO Software Inc. from February 2002 until September 2005. Mr. Mashruwala has served as a director of Syntel since June 2010. In nominating Mr. Mashruwala, the Board considered his sales, marketing, engineering management, and leadership experience in the software industry as well as his experience with mergers and acquisitions and research and development. Mr. Mashruwala also holds three patents. The Board believes that Mr. Mashruwala’s experience enables him to provide strength and insight in brand development, sales and marketing, research and development, management, and corporate governance.

George R. Mrkonic, Jr., age 62, has served as the Non-Executive Chairman of Paperchase Products Limited, London, United Kingdom, a retailer of cards, stationery, wraps, and gifts in the UK, Europe and the Middle East since March 2005 and has been a director since 1999. Previously he was President of Borders Group, Inc., a retailer of books, music, and educational entertainment media products headquartered in Ann Arbor, Michigan, from December 1994 until January 1997 and Vice Chairman of Borders Group, Inc. from December 1994 to January 2002. Mr. Mrkonic is also a director of Autozone, Inc., Brinker International, Inc., and Pacific Sunwear of California, Inc. Mr. Mrkonic was previously a director of Borders Group, Inc., Guitar Center, Inc., and Nashua Corporation. Mr. Mrkonic has served as a director of Syntel from August 1997 through June 2007 and since June 2009. In nominating Mr. Mrkonic, the Board considered his significant experience in management and as a director of other public companies in a variety of industries, including retail and manufacturing. The Board believes that Mr. Mrkonic’s experience enables him to provide strength in strategy, finance, public company corporate governance, and management.

Nitin Rakesh, age 43, has served as the Chief Executive Officer and President of Syntel since April 2014. He previously served as Syntel’s President—Americas, Business Development and Nearshoring Center from September 2012 to April 2014. Mr. Rakesh served as Managing Director and Chief Executive Officer of Motilal Oswal Asset Management Company, Ltd., a financial services company, from September 2008 to September

2012. Mr. Rakesh was elected by the Board of Directors and has served as a director of Syntel since July 2014. In nominating Mr. Rakesh, the Board considered his senior management and chief executive officer experience and his experience in the information technology and finance industries. The Board believes that Mr. Rakesh’s experience enables him to provide strength in strategy, finance, sales and marketing, and operations management.

Prashant Ranade, age 62, has served as the Executive Vice Chairman of Syntel since April 2014. He previously served as Syntel’s Chief Executive Officer and President from February 2010 to April 2014. Previous to his service at Syntel, Mr. Ranade served as the President and Chief Executive Officer of Siemens Group Logistics and Assembly Systems, NA (currently Dematic Corp.), a company that is principally involved in material handling logistics and automation, from May 2003 to November 2006. Mr. Ranade served on the board of directors at Dematic Corp. until July 2007. Mr. Ranade has served as a director of Syntel since June 2007. In nominating Mr. Ranade, the Board considered his senior management and chief executive officer experience in the automation/manufacturing, technology, healthcare, and supply chain/logistics domains of global businesses. The Board believes that Mr. Ranade’s experience enables him to provide strength in strategy, leadership development, sales and marketing, and operations management.

Vinod Sahney, age 72, has been University Distinguished Professor of Industrial Engineering and Operations at Northeastern University since September 2010, a Senior Fellow at The Institute for HealthCare Improvement since September 2010, and Adjunct Professor of Health Policy and Management at the Harvard University School of Public Health since September 1977. Previously he was Senior Vice President and Chief Strategy Officer of Blue Cross Blue Shield of Massachusetts from May 2006 through May 2010. Mr. Sahney was elected by the Board of Directors and has served as a director of Syntel since July 2014. In nominating Mr. Sahney, the Board considered his experience with health care institutions and health care insurance providers as well as his service as a chief strategy officer and as a board member for several health care institutions. The Board believes that Mr. Sahney’s experience enables him to provide strength in operations, strategy, marketing, government and public relations, and community affairs.

Neerja Sethi, age 60, is a co-founder of Syntel and has served as Vice President, Corporate Affairs and a director since Syntel’s formation in 1980. Ms. Sethi is the spouse of Mr. Desai. In nominating Ms. Sethi, the Board considered her extensive experience in the information technology industry and, as a founder of Syntel, her involvement in and knowledge of Syntel’s development since its formation in 1980. The Board believes that Ms. Sethi’s experience enables her to provide strength in strategy, general management, and personnel and also a high degree of institutional knowledge.

Board Recommendation

The Board recommends that you vote FOR the election of the nominees listed above.

Board Independence

The Board of Directors has determined that Messrs. Choksi, Doke, Mashruwala, Mrkonic, and Sahney, constituting a majority of the Board of Directors, have no material relationships with Syntel (either directly or as a partner, shareholder, or officer of an organization that has a relationship with Syntel) and that they are independent as determined in accordance with the director independence standards of the National Association of Securities Dealers (“NASD”), as the director has no relationship which would interfere with his or her exercise of independent judgment in carrying out their responsibilities as a director, and as determined in accordance with the director independence standards of the Securities and Exchange Commission (“SEC”). In addition, the Board has determined that each member of the Audit, Compensation, and Nominating and Corporate Governance Committees has no material relationship with Syntel (either directly or as a partner, shareholder, or officer of an organization that has a relationship with Syntel) and is independent as determined under the NASD and SEC director independence standards.

Board Leadership Structure and Role in Risk Oversight

Bharat Desai serves as Syntel’s Chairman, Prashant Ranade serves as Syntel’s Executive Vice Chairman, and Nitin Rakesh serves as Syntel’s Chief Executive Officer and President. The Board believes that this structure allows Messrs. Desai and Ranade to focus on Syntel’s strategic direction and Mr. Rakesh to focus on management of Syntel’s day to day operations, while also allowing them to support each other in those areas. The Board also believes that independent oversight of management is an important component of corporate governance and has appointed Paritosh K. Choksi as Lead Director. Mr. Choksi’s responsibilities include presiding over executive sessions of the Board where only independent directors are present and acting as liaison between the independent directors and Messrs. Desai, Ranade, and Rakesh and Ms. Sethi. The Board believes that this structure is appropriate and in the best interests of the shareholders as it allows for both strong leadership at the highest level of management and independent oversight.

Syntel’s Board of Directors is responsible for assessing the major risks facing Syntel and reviewing options for their mitigation. The Board works with the leadership team to identify the significant risks to Syntel’s business, discusses and analyses those risks, and determines whether any action is needed to mitigate them. The Board also reviews risk management practices and certain significant risks in the course of its review of corporate strategy, business plans, and other presentations. The Board’s oversight role in this area has not affected its approach to the Board’s leadership structure at least in part due to the level of direct communication between the Board and Syntel employees involved in risk management.

Meetings and Committees of the Board of Directors

The Board of Directors meets regularly, at least once each quarter. During 2014, the Board of Directors held eleven meetings. The standing committees established by the Board of Directors are described below.

Audit Committee. The Audit Committee is responsible for, among other things, appointing an independent registered accounting firm to conduct the independent audit of Syntel, periodically reviewing the qualifications of Syntel’s independent auditors, reviewing the scope and results of any audit, and reviewing fees charged by the independent auditors for audit service, non-audit service, and related matters. The Audit Committee met ten times during 2014. The current members of the Audit Committee are Thomas Doke (Committee Chairperson), Paritosh K. Choksi, and George R. Mrkonic, Jr. The Board of Directors has determined that Thomas Doke and Paritosh K. Choksi are “audit committee financial experts” and that each member of the Audit Committee is independent and qualified to serve on the Committee under the NASD listing standards. The Audit Committee is authorized to engage or consult from time to time, as appropriate, at Syntel’s expense, consultants, independent legal counsel, and other experts and advisors it considers necessary, appropriate, or advisable in the discharge of its responsibilities. The Audit Committee charter is available on Syntel’s website at www.syntelinc.com on the corporate governance page in the “investors” section of the website.

Compensation Committee. The Compensation Committee develops and monitors the executive compensation policies of Syntel. The Compensation Committee is responsible for the administration of all salary and incentive compensation plans, including bonuses, for the chief executive officer and other executive officers of Syntel. The Compensation Committee also administers Syntel’s Amended and Restated Stock Option and Incentive Plan. The Compensation Committee may not delegate its authority to develop and monitor the executive compensation policies or to administer Syntel’s salary and incentive compensation plans. The Compensation Committee met seven times during 2014. The current members of the Compensation Committee are Paritosh K. Choksi (Committee Chairperson), Rajesh Mashruwala, and George R. Mrkonic, Jr. The Board of Directors has determined that each member of the Committee is independent under the NASD listing standards. The Compensation Committee is authorized to engage or consult from time to time, as appropriate, at Syntel’s expense, consultants, independent legal counsel and other experts and advisors it considers necessary, appropriate or advisable in the discharge of its responsibilities. The Compensation Committee charter is available on Syntel’s website at www.syntelinc.com on the corporate governance page in the “investors” section of the website.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Board of Directors nominees, including nominees submitted by shareholders, who are qualified to serve on Syntel’s Board of Directors, to develop and periodically review corporate governance principles for Syntel, and oversee the evaluation of Board members and management. The Nominating and Corporate Governance Committee met four times during 2014. The current members of the Nominating and Corporate Governance Committee are George R. Mrkonic, Jr. (Committee Chairperson), Paritosh K. Choksi, Thomas Doke, and Rajesh Mashruwala. The Board of Directors has determined that each member of the Committee is independent under the NASD listing standards. The Nominating and Corporate Governance Committee is authorized to engage or consult from time to time, as appropriate, at Syntel’s expense, consultants, independent legal counsel and other experts and advisors it considers necessary, appropriate or advisable in the discharge of its responsibilities. The Nominating and Corporate Governance Committee charter is available on Syntel’s website at www.syntelinc.com on the corporate governance page in the “investors” section of the website.

The Nominating and Corporate Governance Committee’s policy with respect to the consideration of director candidates recommended by shareholders is that it will consider such candidates on the same basis as it considers all director candidates. All director candidates must have multiple years of relevant business experience and have a history of high integrity and ethical behavior. In considering director candidates, the Nominating and Corporate Governance Committee will consider such factors as it deems appropriate to assist in developing a Board and committees that are comprised of experienced and qualified advisors. These factors may include judgment, skill, integrity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board.

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members and management, as well as shareholders. The Nominating and Corporate Governance Committee has retained third party search firms from time to time to identify and evaluate candidates, and the Committee is authorized to continue that practice. Shareholders may propose nominees for consideration by the Nominating and Corporate Governance Committee by submitting the names and supporting information to: Syntel, Inc., 525 East Big Beaver Road, Suite 300, Troy, Michigan 48083, Attn: Chief Administrative Officer. To be timely for the 2016 Annual Meeting, the names and supporting information should be received by the Chief Administrative Officer no later than December 24, 2015.

Meeting Attendance and Shareholder Communications with Directors

During 2014, all current directors attended at least 75% of the meetings of the Board of Directors and the committees on which they served. In 2014, all seven of the then director nominees attended the Annual Meeting of Shareholders in person or by conference line. Syntel’s Nominating and Corporate Governance Committee has adopted a policy requiring director attendance at annual shareholder meetings, either in person or by conference line.

Shareholders may send written communications to the Board, committees of the Board, and individual directors by mailing those communications to our Corporate Secretary at Syntel, Inc., 525 East Big Beaver Road, Suite 300, Troy, Michigan 48083, who will forward all such communications to the addressee(s). Shareholders may also communicate with the Board of Directors, or only with the independent directors, by means of the incident reporting process at www.mysafeworkplace.com.

Compensation of Directors

Directors who are also employees of Syntel do not receive any additional compensation for their service as a Director. Directors who are not employees of Syntel are paid annual retainers for the various services they provide. All non-employee directors receive a $65,000 annual retainer as well as $20,000 for attending an annual weeklong conference in India where they visit Syntel facilities and hold in-depth meetings with management members. No other meeting fees are paid. The Lead Director receives an additional annual retainer of $30,000. The chairperson of the Audit Committee receives an additional annual retainer of $15,000, the chairperson of the Compensation Committee receives an additional annual retainer of $7,500, and the chairperson of the Nominating and Corporate Governance Committee receives an additional annual retainer of $5,000. Directors who serve on committees but are not the chairperson receive additional annual retainers of $5,000 for serving on the Audit Committee, $2,500 for serving on the Compensation Committee, and $1,500 for serving on the Nominating and Corporate Governance Committee.

Each non-employee director receives an annual grant of restricted stock units valued at $85,000 each time they are elected or reelected to the Board of Directors, prorated for a partial year if the director is appointed between annual shareholder meetings. The grant is made under Syntel’s Amended and Restated Stock Option and Incentive Plan. The number of shares issued to each such director is determined by dividing $85,000, or the prorated amount, by the closing price of Syntel’s common stock on the day of the annual shareholder meeting or the day the director was first appointed. The restrictions on these shares lapse on the date of the next annual shareholder meeting after their issuance.

Each non-employee director receives an annual stipend to reimburse him or her for the cost of air travel to Syntel Board meetings and to the annual conference in India, with one fourth of the travel stipend paid out each quarter. For directors living in the United States, the annual stipend is $12,000. For directors living outside of the United States, the annual stipend is $25,000. All other director travel expenses are reimbursed as incurred.

Director Compensation Table

The following table provides summary information concerning the compensation for the 2014 fiscal year of Syntel’s directors who are not executive officers named in the “Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation		Total ($)

Paritosh K. Choksi	124,000	85,005	12,000	(2)	221,005

Thomas Doke	96,500	85,005	25,000	(3)	206,505

Rajesh Mashruwala	84,000	85,005	12,000	(2)	181,005

George R. Mrkonic, Jr.	92,500	85,005	12,000	(2)	189,505

Vinod K. Sahney	47,083	77,957	6,000	(4)	131,040

Neerja Sethi (5)	-0-	-0-	-0-		-0-

(1)	These amounts represent the aggregate grant date fair value of awards granted during the year, computed in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). The assumptions used in this valuation are disclosed in Note 12 to Syntel’s audited financial statements for the fiscal year ended December 31, 2014, included in Syntel’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. These amounts reflect Syntel’s accounting expense for these awards and do not necessarily correspond to the actual value that will be realized by the named director. The aggregate numbers of shares of Common Stock issued as restricted stock awards and outstanding at December 31, 2014 were: Paritosh K. Choksi, 2,142; Thomas Doke, 2,142; Rajesh Mashruwala, 2,142; George R. Mrkonic, Jr., 2,142; and Vinod K. Sahney, 1,836.
(2)	Represents a travel stipend of $12,000.

(3)	Represents a travel stipend of $25,000.
(4)	Represents a travel stipend of $6,000 for serving on the Board for the second half of 2014.
(5)	As an employee director, Ms. Sethi does not receive compensation for serving on Syntel’s Board of Directors.

2. AMENDMENT TO THE RESTATED ARTICLES OF INCORPORATION OF SYNTEL TO INCREASE THE AUTHORIZED COMMON STOCK

Syntel’s Restated Articles of Incorporation, as amended, currently authorize 100,000,000 shares of Common Stock. As of April 7, 2015, Syntel had 83,748,268 shares of Common Stock issued and outstanding, and as of December 31, 2014 a total of 9,370,286 shares of Common Stock were reserved for issuance under Syntel’s Amended Stock Option and Incentive Plan and Amended Employee Stock Purchase Plan.

Proposed Amendment

The Board of Directors has adopted a resolution recommending that shareholders approve an amendment to the Restated Articles of Incorporation to increase the number of authorized shares of Common Stock to 200,000,000 shares. If the proposal is approved by the shareholders, the first sentence of Article III of the Restated Articles of Incorporation, which describes the total authorized capital stock of Syntel, will be amended to read as follows:

The total authorized capital stock of the corporation is as follows:

(i)	200,000,000 shares of Common Stock; and

(ii)	5,000,000 shares of Preferred Stock.

Reasons for Proposed Amendment

In September 2014, Syntel’s Board of Directors declared a two-for-one stock split of Syntel’s Common Stock paid on November 3, 2014 to shareholders of record on October 20, 2014, which increased the number of shares of Common Stock issued and outstanding to the current level of 83,748,268 shares. This amount of shares, especially when combined with the shares reserved for issuance under Syntel’s employee benefit plans, is close to the total 100,000,000 authorized shares of Common Stock available to Syntel under its Restated Articles of Incorporation. The Board of Directors believes that the November 3, 2014 stock split makes it advisable to increase the authorized number of shares of Common Stock to provide sufficient shares for possible future corporate purposes, as may be considered and approved by the Board of Directors from time to time, such as: facilitating broader ownership of Syntel’s Common Stock by effecting an additional stock split or issuing a stock dividend; acquiring other businesses in exchange for shares of Syntel’s Common Stock; providing flexibility for financings; and attracting and retaining valuable employees and directors by the issuance of additional restricted stock units or by the issuance of stock options or awards. Syntel at present has no commitments, agreements or undertakings to undertake any of these activities or to issue any additional shares.

The Board of Directors considers the authorization of additional shares of Common Stock advisable to ensure the prompt availability of shares for issuance should the occasion arise. If the proposed amendment is approved, the newly authorized shares would be available for issuance without further shareholder approval, except where required by applicable law or Nasdaq Stock Market rules. The issuance of additional shares of Common Stock could have the effect of diluting existing shareholder earnings per share, book value per share and voting power.

The proposed increase in the number of authorized shares of Common Stock is not being recommended in response to any known effort to acquire control of Syntel and is not part of any series of anti-takeover measures by Syntel. However, if an increase in the number of authorized shares of Common Stock is approved, it could enable the Board of Directors to make more difficult or discourage an attempt by another person or entity to obtain control of Syntel.

Adoption of this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting. Shares not voted (whether by abstention, broker non-votes or otherwise) have the effect of a vote against the proposal.

Board Recommendation

The Board recommends that you vote FOR this proposed Amendment to the Restated Articles of Incorporation.

Independent Registered Public Accounting Firm

Crowe Horwath LLP (“Crowe Horwath”) has audited Syntel’s financial statements since July 2004. A representative is expected to be available by conference telephone at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Audit Fees

The following table lists the aggregate fees for professional services rendered by Crowe Horwath for all “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” which pertain to the last two fiscal years.

	Fiscal Year Ended
	December 31, 2014	December 31, 2013
Audit Fees	$482,124	$454,691
Audit Related Fees	$13,723	$13,520
Tax Fees	—	—
All Other Fees	$56,200	—

Audit Fees represent fees for professional services rendered for the audit of the consolidated financial statements of Syntel, assistance with review of documents filed with the SEC, and the audit of management’s assessment of the effectiveness of internal control over financial reporting. Audit-Related Fees represent professional fees in connection with the statutory audit services relative to the 401(k) plan for Syntel, Inc. Tax Fees represent fees for services related to tax compliance, tax advice, and tax planning. All Other Fees represent consultation on matters related to the review of SEC comment letters.

Audit Committee Authorization of Audit and Non-Audit Services

The Audit Committee has the sole authority to authorize all audit and non-audit services to be provided by the independent audit firm engaged to conduct the annual statutory audit of Syntel’s consolidated financial statements. In addition, the Audit Committee has adopted pre-approval policies and procedures that are detailed as to each particular service to be provided by the independent auditors, and such policies and procedures do not permit the Audit Committee to delegate its responsibilities under the Securities Exchange Act of 1934, as amended, to management. The Audit Committee pre-approved fees for all audit and non-audit services provided by the independent audit firm during the fiscal years ended December 31, 2014 and December 31, 2013 as required by the Sarbanes-Oxley Act of 2002.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independent auditor’s independence, and has advised Syntel that, in its opinion, the activities performed by Crowe Horwath on Syntel’s behalf are compatible with maintaining their independence.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for, among other things, appointing an independent registered public accounting firm to conduct the independent audit of Syntel, periodically reviewing the qualifications of Syntel’s independent auditors, reviewing the scope and results of any audit, and reviewing fees charged by the independent registered public accounting firm for audit services, non-audit services, and related matters. The Board of Directors has adopted an Audit Committee Charter, which is available on Syntel’s website at www.syntelinc.com on the corporate governance page in the “investors” section of the website.

The Audit Committee’s job is one of oversight as set forth in its Charter. It is not the duty of the Audit Committee to prepare Syntel’s financial statements, to plan or conduct audits, or to determine that Syntel’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Syntel’s management is responsible for preparing Syntel’s financial statements and for maintaining internal control. The independent registered public accounting firm is responsible for auditing the financial statements and for expressing an opinion as to whether those audited financial statements fairly present the financial position, results of operations, and cash flows of Syntel in conformity with generally accepted accounting principles.

The Audit Committee has reviewed and discussed Syntel’s audited consolidated financial statements with management and with Crowe Horwath, Syntel’s independent registered public accounting firm for the year ending December 31, 2014, both with and without management present. The Audit Committee has discussed with Crowe Horwath the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16—Communications with Audit Committees, as modified or supplemented. The Audit Committee has received from Crowe Horwath the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Crowe Horwath’s communications with the Audit Committee concerning independence, has discussed Crowe Horwath’s independence with them, and has considered the compatibility of non-audit services with the auditor’s independence. Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, inclusion of the audited consolidated financial statements in Syntel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

THOMAS DOKE, CHAIRPERSON

PARITOSH K. CHOKSI

GEORGE R. MRKONIC, JR.

PROPOSAL 3. RATIFYING THE APPOINTMENT OF SYNTEL’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of the appointment of Crowe Horwath to serve as Syntel’s independent registered public accountant for the 2015 fiscal year requires the affirmative vote of a majority of the shares casting a vote on this proposal, in person or by proxy. Syntel’s 2015 fiscal year began on January 1, 2015 and will end on December 31, 2015. You may vote “for” or “against” or “abstain” from this proposal. Valid proxies received by Syntel will be voted in favor of approval of the ratification unless a contrary choice is indicated.

In the event the shareholders fail to ratify the appointment, the Audit Committee of the Board of Directors will reconsider its selection. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee feels that such a change would be in Syntel’s and its shareholders’ best interests.

Board Recommendation

The Board recommends that you vote FOR ratification of the selection of Crowe Horwath to serve as Syntel’s independent registered public accountants for the 2015 fiscal year.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

The Compensation Committee of our Board of Directors (the “Committee”) oversees and administers executive compensation. The Committee operates under a written charter adopted by our Board of Directors and is comprised entirely of independent, non-employee directors. The Committee has the authority to engage its own independent advisors to assist in carrying out its responsibilities under its charter.

The Committee seeks to increase shareholder value by rewarding performance with cost effective compensation and at the same time ensuring that Syntel is able to attract and retain the best executive talent through adherence of the compensation program to the following core philosophy:

•	Provide rewards based on Company and individual performance.

•	Provide compensation that is sufficient to attract, retain and motivate the best possible executive talent.

•	Provide an incentive to create long term shareholder value.

At the Company’s 2014 annual meeting of shareholders, the compensation of the named executive officers received advisory approval from 99.2% of the votes cast by the Company’s shareholders. At the Company’s 2011 annual meeting of shareholders, the shareholders voted in favor of holding the advisory vote on named executive officer compensation every three years. The next advisory vote on named executive officer compensation is scheduled to be held at the Company’s 2017 annual meeting at which time the shareholders will also vote again whether to hold the advisory vote every year, every two years, or every three years.

Main Elements of Compensation

Base Salary

Base salary is an important part of an executive’s compensation, and the Committee reviews each named executive officer’s (“NEO”) base salary annually as well as at the time of a promotion or other change in responsibility. Any salary adjustments are usually approved early in the year, effective as of January 1. The specific amount for each executive officer depends on the executive’s role with Syntel, scope of responsibilities, experience and skills. Market practices are also considered in setting salaries. Base salaries are intended to assist us in attracting executives and recognizing differing levels of responsibility and contribution among executives.

Short Term Incentive Plan (“STIP”)

In addition to base salary, annual cash bonuses are another important piece of total compensation for our executives. Annual bonus opportunities are intended to support the achievement of our business strategies by tying a meaningful portion of compensation to the achievement of established objectives for the year. These objectives are discussed in more detail later in this Compensation Discussion and Analysis. Annual bonus opportunities also are a key tool in attracting executives due to their market prevalence, and they add a variable component to our overall compensation structure. STIP awards are made pursuant to the Amended and Restated Stock Option and Incentive Plan (the “Stock Incentive Plan”).

Long Term Incentive Plan (“LTIP”)

The LTIP provides for the payment of equity and/or non-equity awards and is considered by the Committee on an annual basis. The LTIP is a key element of the total compensation program for our NEOs. It is intended to drive the creation of long term value for shareholders, to avoid only short term focus by our NEOs and to attract and retain executives capable of effectively executing our business strategies. LTIP awards are made pursuant to the Stock Incentive Plan.

Determining Executive Compensation

Process for Evaluating Chief Executive Officer Compensation

The Committee discusses and makes all recommendations relating to the compensation of the Chief Executive Officer (“CEO”) in executive session without the CEO present. The CEO has no role in determining his/her own compensation. In reviewing the compensation of the CEO, the Committee considers the performance of the Company and the CEO’s contribution to that performance. This assessment includes a holistic review of financial metrics like revenue, earnings per share, and cash flow metrics as well as progress against non-financial initiatives such as customer service, share growth, leadership, employee engagement, values and integrity. Based on this review, the Committee makes base salary, bonus, and long-term incentive recommendations subject to approval of the full Board.

The Committee believes that the compensation for the CEO must be significantly higher than the next highest paid named executive officer in order to reflect the greater responsibilities given and demands upon the CEO and to achieve the three goals of the executive compensation program identified at the start of this Compensation Discussion and Analysis.

Process for Determining Executive Officer Compensation (other than CEO)

While making individual compensation decisions for NEOs, the Committee takes many factors into consideration besides Company performance. Some of these factors are the executive’s individual performance, the performance of the executive’s business unit (“BU”) or business development area, the executive’s historical compensation, and individual concerns around retaining the executive.

“Market Data”, when referenced throughout this Compensation Discussion and Analysis, refers to job descriptions and duties, the Committee members’ knowledge of the years of experience and responsibilities of the executive officers and the Committee members own perceptions of the risk of particular executive officers accepting alternative employment.

The Committee does not adhere to strict formulas or comparisons with Market Data to determine the total compensation or mix of compensation elements. Instead, as described below, the Committee collectively considers various factors in exercising its discretion and judgment to determine overall compensation, including the experience, responsibilities and performance of individuals as well as Syntel’s overall financial performance. The Committee believes that each compensation package in its totality achieves the above three elements of its compensation program and that this flexibility is important in designing compensation arrangements to attract, retain and motivate executives.

Because NEOs are in a position to directly influence the overall performance of the Company, a significant portion of their compensation is delivered in the form of performance-dependent, short- and long-term incentives. The level of performance based pay varies for each executive based on level of responsibility, market practices, internal equity considerations as well as perceived risk of an individual executive officer accepting alternative employment to set executive compensation for that year.

The STIP is payable based upon achievement of corporate and individual financial and non-financial goals set by the Committee. The Committee believes that the target value of the STIP payable to the NEOs at 100% of targeted performance should be between 30% and 50% of base salaries to incent proper focus on targeted performance.

The Committee approves the awards under the STIP consistent with the achievement of the applicable goals. The Committee does on occasion make exceptions to payment in strict accordance with achievement of goals based on unusual or extraordinary circumstances. NEOs must be on the payroll of the Company at the time of disbursement of the STIP and the LTIP to be eligible for payment under these plans.

The Committee may grant LTIP awards in any year. The LTIP grants for 2014 provided for payment of equity with an objective of creating long term value for our NEOs while focusing on achieving our long term business strategies. The Committee approved only the grant of restricted stock LTIP awards in 2014. The grant size was determined based on input from the CEO, Market Data, and consideration of earnings.

Base Salary

Syntel views base salaries as a tool that provides executives with a reasonable base level of monthly income relative to the jobs they are doing. Syntel’s philosophy is that base salaries should meet the objectives of attracting and retaining the NEOs needed to run the business. Keeping Market Data as a reference, the Committee may exercise its judgment with respect to each executive officer’s responsibility, performance, experience, internal parity and the perceived risk of having to replace the executive officer.

In reviewing base salaries for NEOs for 2014, the Committee considered local market conditions, Market Data, the NEO’s experience and responsibilities, the perceived risk of having to replace the NEO and the fact that the NEOs had satisfactorily performed against their prior year individual objectives. Local market conditions, as used herein, refers to the market conditions in restricted geographies, for example a particular section of a country (e.g., the west coast of the U.S.), a particular state (e.g., Texas), or a particular city (e.g., Boston). Local market conditions may or may not be less favorable than regional, national or international markets. Local market conditions also contain fewer companies and competitors.

For Mr. Ranade, his individual objectives included Company revenue, Company EPS, innovation and organization transformation, employee satisfaction, LEAN initiatives (lower costs, improved processes, and improved quality), and retention and succession planning. Mr. Rakesh was promoted to CEO effective April 21, 2014. For Mr. Rakesh, his individual objectives while serving as CEO included Company revenue, Company EPS, innovation and organization transformation, employee satisfaction, LEAN initiatives and retention and succession planning whereas his individual objectives while serving in his previous position as North America Sales Head included Company EPS, revenue for the North America region, adherence to sales process, growth account management and pipeline management, employee satisfaction, and LEAN initiatives. For Mr. Godbole, his individual objectives included Company revenue, Company EPS, tax rate reduction, service level goals to internal customers, employee satisfaction and LEAN initiatives. For Mr. Khanna, his individual objectives included Company revenue, Company EPS, quality and delivery excellence, supply chain optimization, employee satisfaction and LEAN initiatives. For Mr. Ray, his individual objectives included Company EPS, BU revenue and gross margin, quality and delivery excellence, supply chain metrics, LEAN initiatives and employee satisfaction. For Mr. Moore, his individual objectives included Company revenue, Company EPS, effective litigation strategies, service level goals to internal customers, employee satisfaction and LEAN initiatives.

Other than for Mr. Desai, the Committee increased each continuing NEO’s base salary from the prior year level. Mr. Desai as Chairman had a 2013 as well as 2014 base salary of $250,000. Mr. Desai as the largest Syntel shareholder declined to accept any increase in base salary for 2014. Mr. Ranade was promoted to Executive Vice Chairman and had his base salary revised to $832,702 for 2014. Mr. Rakesh was promoted to Chief Executive Officer and had his base salary revised to $311,103 for 2014. Mr. Godbole as Chief Financial Officer had his base salary revised to $118,635 for 2014. Mr. Khanna as Chief Operating Officer had his base salary revised to $236,155 for 2014. Mr. Ray as Senior Vice President, Retail, CPG & Telecom Business Unit had his base salary revised to $271,580 for 2014. Mr. Moore as Chief Administrative Officer, General Counsel and Secretary had his base salary revised to $318,830 for 2014.

STIP

In 2014, the Committee approved the granting of STIP awards providing for cash compensation based upon targeted performance for fiscal year 2014. The Committee believes that NEOs must work as a team and focus primarily on Company goals rather than solely on individual goals. The Committee believes that enhancing the long term value of the Company requires increased revenue, improved gross margin and increased EPS. The Committee also believes it must reward and encourage individual performance and hence assigned a portion of the STIP to individual objectives called “Qualitative Goals”. Therefore overall, the Committee has assigned 40% of the STIP to Company revenue, 40% to EPS goals and 20% toward individual Qualitative Goals for all NEO’s other than BU Heads and NEO’s focused on business development. For NEO’s that are BU heads, the Committee assigned 40% of the STIP toward BU revenue targets, 25% toward gross margin targets, 15% toward companywide EPS goals and 20% toward individual qualitative objectives. For NEO’s in business development, the Committee assigned 70% of the STIP to Company revenue, 10% toward companywide EPS goals and 20% toward individual Qualitative Goals.

There are no minimum grants under Syntel’s STIP if none of the targets are achieved.

The Committee considered local market conditions, Market Data, the NEO’s experience and responsibilities, and the perceived risk of having to replace the named executive officer in determining the 2014 STIP for NEO’s. For 2014, Mr. Desai, citing the fact that he was the largest Syntel shareholder, declined to accept any STIP. Mr. Ranade, Mr. Rakesh, Mr. Godbole, Mr. Khanna, and Mr. Moore were in functions servicing the entire Company and were assigned GAAP revenue and EPS targets for the entire Company as well as individual Qualitative Goals. Mr. Ray’s function is for a specific BU and he was assigned revenue and gross margin targets for his specific BU and EPS targets for the entire Company as well as individual qualitative objectives.

The following tables describe the STIP performance targets for each NEO. The tables are separated by the percentage of STIP award to be received by the NEO if the listed target levels are achieved.

STIP Weightage						Target for 100% of STIP Component
Name	GAAP Revenue	Gross Margin	EPS	Qualitative Objectives	Total	GAAP Revenue ($M)	Gross Margin ($M)	EPS ($)	Qualitative Objectives

Prashant Ranade	40%	NA	40%	20%	100%	905.00	NA	5.07	Innovation and Organization transformation, ESAT, LEAN Initiatives, Retention and Succession Planning

Nitin Rakesh (CEO Role)	40%	NA	40%	20%	100%	905.00	NA	5.07	Innovation and Organization transformation, ESAT, LEAN Initiatives, Retention and Succession Planning

Arvind Godbole	40%	NA	40%	20%	100%	905.00	NA	5.07	Tax rate reduction, SLA to internal customers, ESAT, LEAN Initiatives

Rakesh Khanna	40%	NA	40%	20%	100%	905.00	NA	5.07	Quality/Delivery excellence, Supply Chain Optimization, ESAT, LEAN Initiatives

Raja Ray	40%	25%	15%	20%	100%	116.25	48.825	5.07	Quality/Delivery excellence, Supply Chain Metrics, ESAT, LEAN Initiatives

Daniel Moore	40%	NA	40%	20%	100%	905.00	NA	5.07	Effective litigation strategies, SLA to internal customers, ESAT, LEAN Initiatives

Target for 200% of STIP Component			Target for 300% of STIP Component (MAX Payout)			Actual Performance
GAAP Revenue ($M)	Gross Margin ($M)	EPS (S)	GAAP Revenue ($M)	Gross Margin ($M)	EPS (S)	GAAP Revenue ($M)	Gross Margin (SM)	EPS (S)	Total % Achievement

935.00	NA	5.40	970.00	NA	5.65	911.43	NA	5.94	196%

935.00	NA	5.40	970.00	NA	5.65	911.43	NA	5.94	190%

935.00	NA	5.40	970.00	NA	5.65	911.43	NA	5.94	197%

935.00	NA	5.40	970.00	NA	5.65	911.43	NA	5.94	195%

120.00	50.40	5.40	125.00	52.50	5.65	143.73	62.38	5.94	296%

935.00	NA	5.40	970.00	NA	5.65	911.43	NA	5.94	195%

STIP Weightage						Target for 100% of STIP Component
Name	GAAP Revenue	Gross Margin	EPS	Qualitative Objectives	Total	GAAP Revenue ($M)	Gross Margin ($M)	EPS ($)	Qualitative Objectives

Nitin Rakesh (NAO Sales Head Role)	70%	NA	10%	20%	100%	344.10	NA	5.07	Adherence to Sales Process, Growth Account management and Pipeline management, ESAT, LEAN Initiatives

Target for 190% of STIP Component			Target for 220% of STIP Component (MAX Payout)			Actual Performance
GAAP Revenue ($M)	Gross Margin ($M)	EPS (S)	GAAP Revenue ($M)	Gross Margin ($M)	EPS (S)	GAAP Revenue ($M)	Gross Margin (SM)	EPS (S)	Total % Achievement

358.90	NA	5.55	370.00	NA	5.65	387.99	NA	5.94	215%

Based on 2014 performance, Mr. Ranade received a STIP award of $429,047, Mr. Rakesh received a STIP award of $343,255, Mr. Godbole received a STIP award of $86,296, Mr. Khanna received a STIP reward of $187,982, Mr. Ray received a STIP award of $361,150 and Mr. Moore received a STIP award of $207,110.

LTIP

In 2014, the Committee approved the granting of LTIP awards that consisted of grants of restricted stock units to the NEOs. These incentives are designed to motivate NEOs to make decisions in support of long-term Company financial interests while also serving as the primary tool for attraction and retention. The Committee strongly believes that creating long term value is the key to retention of senior talent to meet the long term goals of the organization. Mr. Desai, citing the fact that he was the largest Syntel shareholder, declined to accept a LTIP award.

The individual restricted stock unit award for each NEO is detailed in the Grants of Plan Based Awards Table.

The Committee determined the specific long-term equity compensation granted to NEOs in fiscal year 2014 under the following process. First, the Committee determined the total dollar amount of long-term equity compensation to be available for issuance for all employees other than the CEO. The Committee arrives at this dollar amount by multiplying expected operating income for the year by a factor of between 2.5% and 2.8%. To determine the total number of restricted stock units available for all employees other than the CEO, the Committee divides the total dollar amount of long-term equity compensation to be available by the twenty day average price of Syntel stock as of the date of determining the total pool. The Committee then requested the recommendation of the CEO on the allocation of the total number of restricted stock units among employees.

The CEO then evaluated long-term equity compensation allocation on the basis of the following parameters: relationship between individual’s contribution and business earnings, expected future contribution, local job market vis-à-vis retention of the individual, past performance as per the formal appraisal system, future long term potential, job complexity, job size of the respective position, job knowledge, responsibility, authority and accountability level and overall impact on the business.

The CEO noted that Mr. Godbole has 14 years of experience with Syntel and nine years as Chief Financial Officer (“CFO”) and also took into account the challenging tax environment globally, the CFO’s material involvement in the business, and the robust job market in India. The CEO noted that Mr. Khanna has ten years of experience with Syntel and four years as Chief Operating Officer and has a material impact on Syntel’s overall business and also took into account the robust job market in India. The CEO noted that Mr. Ray has five years of experience with Syntel and five years as head of the Retail, CPG & Telecom business unit, facing a challenging business climate in those industries. The CEO noted that Mr. Moore has 19 years of experience with Syntel as General Counsel and took into account Mr. Moore’s handling of litigation matters and the complex global compliance environment.

The Committee then received and evaluated the judgment and allocation recommended by the CEO and approved the recommendations. The CFO was offered an individual restricted stock unit award that he declined to accept.

The factors considered by the Committee in determining Mr. Ranade’s and the CEO grants in 2014 included Mr. Ranade’s 2014 performance, the desire to ‘lock in’ Mr. Ranade as Executive Vice Chairman for at least a four year period under the restricted stock unit vesting criteria, and his years of experience and expertise and Mr. Rakesh’s 2014 performance, the desire to ‘lock in’ Mr. Rakesh as CEO for at least a four year period under the restricted stock unit vesting criteria, and his expertise. The Executive Vice Chairman and the CEO have no input into the Committee determination of their LTIP awards.

Stock Ownership Requirements

The Committee encourages meaningful stock ownership by Syntel’s NEOs so as to align their interests more closely with the shareholders’ interest. In 2005, the Committee approved the Executive Stock Ownership Requirements Plan for NEOs.

“Stock Ownership” is defined to include all non-restricted stock and restricted stock units owned by the officer directly. The minimum share ownership requirement for NEOs other than the CEO is 4,000 shares to be achieved within three years of the appointment as an executive officer. The minimum share ownership requirement for the CEO is stock worth three times the CEO’s base salary to be achieved within three years of the appointment as CEO.

Stock ownership levels must be maintained as long as the executive officer is employed by Syntel and is an executive officer. The Committee reviews the executive officers’ progress toward and compliance with the share ownership requirements on an annual basis.

As of December 31, 2014, all NEOs had met applicable stock ownership requirements.

Retirement Plans

The retirement plans available to NEOs are the same plans available to all other employees, a self-funded 401(k) plan for U.S.-based employees with no Company match and a government mandated retirement plan for India-based employees.

Health and Welfare Benefits

The health and welfare plans provided to the NEOs are the same plans available to all other employees.

D&O Liability Insurance Policy

All directors and officers, including the NEOs, are covered by directors’ and officers’ liability insurance maintained by Syntel.

Certain Other Benefits

Syntel provided perquisites to certain NEOs in 2014 as summarized below.

A. Professional association dues were paid for Mr. Desai and Mr. Moore.

B. A car and driver were provided to Mr. Ranade, Mr. Rakesh, Mr. Godbole, and Mr. Khanna.

C. A club membership was provided for Mr. Ranade.

D. Certain telephone expenses were reimbursed to Mr. Desai, Mr. Ranade, Mr. Rakesh, Mr. Godbole, and Mr. Khanna.

E. Syntel paid the annual insurance premiums for Mr. Ranade, Mr. Rakesh, Mr. Godbole, and Mr. Khanna for death coverage under a group personal accident policy and for death coverage under a group term life insurance policy and for Mr. Moore for death coverage under an individual term life policy.

F. Certain relocation expenses were reimbursed to Mr. Rakesh.

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis presented in this proxy statement with management. Based on its review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in Syntel’s Annual Report on Form 10-K for the year ended December 31, 2014.

This report is submitted by the Compensation Committee of the Board of Directors.

PARITOSH K. CHOKSI, CHAIRPERSON

RAJESH MASHRUWALA

GEORGE R. MRKONIC, JR.

Summary Compensation Table

The following table provides summary information concerning the compensation during the last three fiscal years of those serving as Syntel’s Chairman, Chief Executive Officer, and Chief Financial Officer during the 2014 fiscal year and of the three other most highly compensated executives of Syntel for the 2014 fiscal year (“named executive officers” or individually “named executive officer”).

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($)		Total ($)

Bharat Desai Chairman	2014	250,000	—	—	—		—	17,020	(4)	267,020
	2013	249,999	—	—	—		—	21,053		271,052
	2012	250,000	—	—	—		—	16,933		266,933

Prashant Ranade Executive Vice Chairman (5)(12)	2014	832,702	35,307	4,150,000	429,047		—	91,726	(6)	5,538,782
	2013	725,518	42,900	1,178,560	552,176		—	24,187		2,523,341
	2012	553,412	42,366	922,400	491,693		—	121,791		2,131,663

Nitin Rakesh Chief Executive Officer and President (5)(12)	2014	311,104	18,118	1,660,000	343,255		5,023	52,046	(7)	2,389,546
	2013	286,750	—	257,810	432,500		—	—		977,060
	2012	93,333	150,000	770,040	66,667		—	—		1,080,040

Arvind Godbole Chief Financial Officer and Chief Information Security Officer (5)	2014	118,635	9,622	—	86,296		—	16,305	(8)	230,858
	2013	112,992	9,186	191,516	87,230		—	16,608		417,532
	2012	101,111	8,876	158,538	85,408	(9)	—	18,137		372,069

Rakesh Khanna Chief Operating Officer (5)	2014	236,155	18,638	996,000	187,982		—	5,863	(10)	1,444,638
	2013	218,287	17,433	257,810	195,153		—	6,080		694,763
	2012	213,184	17,561	467,700	183,336		—	6,627		888,408

Raja Ray Senior Vice President—Retail, CPG and Telecom Business Unit	2014	271,580	—	134,700	361,150		—	—		767,430
	2013	262,306	—	165,735	341,338		—	—		769,379
	2012	247,000	—	172,950	153,150		—	—		573,100

Daniel M. Moore Chief Administrative Officer, General Counsel and Secretary	2014	318,830	—	134,700	207,110		—	2,330	(11)	662,970
	2013	306,754	—	162,052	217,473		—	2,345		688,624
	2012	289,010	—	144,125	253,764	(9)	—	9,820		696,719

(1)	These amounts represent the aggregate grant date fair value of awards granted during the year, computed in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). The assumptions used in this valuation are disclosed in Note 12 to Syntel’s audited financial statements for the fiscal year ended December 31, 2014, included in Syntel’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. These amounts reflect Syntel’s accounting expense for these awards and do not necessarily correspond to the actual value that will be realized by the named executive officers. These stock awards were made under the LTIP.
(2)	The 2014 amount represents a STIP award for 2014 performance.
(3)	The amount in this column represents the aggregate change in the actuarial present value during the fiscal year of the named executive officer’s accumulated benefits under a pension fund for Syntel’s India based employees.
(4)	Represents perquisites of $17,020 that consist of $1,000 in payments for membership in a professional organization and telephone expenses of $16,020.

(5)	Other than the calculation of stock awards and option awards, the amounts given for Messrs. Godbole, Khanna, Rakesh, and Ranade were converted from Indian rupees. For purposes of the disclosures throughout this proxy statement, Indian rupees were converted to U.S. dollars by using the quarterly income statement rate used for GAAP reporting for the applicable month.
(6)	Represents perquisites of $91,726 that consist of the cost of providing a car and driver of $6,481, telephone expense reimbursement of $845, club membership of $82,489 for the initial membership fee and the first year’s annual fee, a contribution to the Provident Fund on his behalf of $219, and $1,692 in premiums for medical, accidental death, and life insurance coverage.
(7)	Represents perquisites of $52,046 that consist of the cost of providing a car and driver of $12,922, meal allowance of $96, telephone expense reimbursement of $546, a contribution to the Provident Fund on his behalf of $173, $643 in premiums for medical, accidental death, and life insurance coverage, and $37,666 for reimbursement of relocation expenses.
(8)	Represents perquisites of $16,305 that consist of the cost of providing a car and driver of $14,650, telephone expense reimbursement of $265, a contribution to the Provident Fund on his behalf of $219, and $1,171 in premiums for medical, accidental death, and life insurance coverage.
(9)	For these two named executive officers, the 2012 amount represents a STIP award for 2012 performance as well as the accrual of a cash compensation LTIP established in 2009 where the relevant performance measures were satisfied in 2012. The amounts of STIP and LTIP included for the two named executive officers are: Mr. Godbole, STIP of $78,028 and LTIP of $7,380 and Mr. Moore, STIP of $182,564 and LTIP of $71,200.
(10)	Represents perquisites of $5,863 that consist of the cost of providing a car and driver of $3,260, meal allowance of $393, telephone expense reimbursement of $671, a contribution to the Provident Fund on his behalf of $219, and $1,320 in premiums for medical, accidental death, and life insurance coverage.
(11)	Represents perquisites of $2,330 that consist of $1,110 in payments for memberships in professional organizations and $1,220 for life insurance coverage.
(12)	Mr. Ranade was Chief Executive Officer and President until April 21, 2014, at which time Mr. Rakesh became Chief Executive Officer and President.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth sets forth information for each of the named executive officers as to grants of non-equity and equity plan awards in 2014.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1) (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)

Bharat Desai	—	—	—	—	—	—

Prashant Ranade	1/1/14	—	223,248	669,745	—	—
	4/21/14	—	—	—	100,000	4,150,000

Nitin Rakesh	1/1/14	—	174,945	475,946	—	—
	4/21/14	—	—	—	40,000	1,660,000

Arvind Godbole	1/1/14	—	44,660	133,979	—	—

Rakesh Khanna	1/1/14	—	98,281	294,844	—	—
	4/21/14	—	—	—	24,000	996,000

Raja Ray	1/1/14	—	122,010	366,030	—	—
	9/3/14	—	—	—	3,000	134,700

Daniel M. Moore	1/1/14	—	106,210	318,630	—	—
	9/3/14	—	—	—	3,000	134,700

(1)	Set forth are estimated future payouts under the STIP (granted effective 1/1/14 for all executive officers). “Threshold” and “Target” amounts are the same under the STIP.
(2)	The amounts given for Messrs. Godbole, Khanna, Rakesh, and Ranade were converted from Indian rupees.
(3)	This column reports the number of shares of restricted stock units granted under Syntel’s Amended and Restated Stock Option and Incentive Plan to each of the named executive officers on the applicable dates. The restricted stock units vest 25% on each of the first four anniversary dates of the grant.
(4)	This column reports the grant date fair value of each equity award granted in 2014 computed in accordance with ASC 718.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Name

Bharat Desai	—		—	—	—

Prashant Ranade	8,000	(2)	359,840	—	—
	16,000	(3)	719,680	—	—
	24,000	(4)	1,079,520	—	—
	100,000	(5)	4,498,000	—	—

Nitin Rakesh	12,000	(6)	539,760	—	—
	5,250	(4)	236,145	—	—
	40,000	(5)	1,799,200	—	—

Arvind Godbole	1,500	(2)	67,470	—	—
	2,752	(3)	123,785	—	—
	3,900	(4)	175,422	—	—

Rakesh Khanna	1,500	(2)	67,470	—	—
	10,000	(7)	449,800	—	—
	5,250	(4)	236,145	—	—
	24,000	(5)	1,079,520

Raja Ray	1,750	(2)	78,715	—	—
	3,000	(3)	134,940	—	—
	3,376	(4)	151,852	—	—
	3,000	(8)	134,940	—	—

Daniel M. Moore	1,500	(2)	67,470	—	—
	2,500	(3)	112,450	—	—
	3,300	(4)	148,434	—	—
	3,000	(8)	134,940	—	—

(1)	The dollar value of the unvested shares of restricted stock reported in the preceding column valued at the closing price of Syntel common stock on December 31, 2014, which was $44.98 per share.
(2)	This stock unit award was granted on August 22, 2011, and has vested or will vest in four equal installments on August 22, 2012, August 22, 2013, August 22, 2014, and August 22, 2015.
(3)	This stock unit award was granted on August 22, 2012, and has vested or will vest in four equal installments on August 22, 2013, August 22, 2014, August 22, 2015, and August 22, 2016.
(4)	This stock unit award was granted on August 29, 2013, and has vested or will vest in four equal installments on August 29, 2014, August 29, 2015, August 29, 2016, and August 29, 2017.
(5)	This stock unit award was granted on April 21, 2014, and will vest in four equal installments on April 21, 2015, April 21, 2016, April 21, 2017, and April 21, 2018.

(6)	This stock unit award was granted on October 3, 2012, and has vested or will vest in four equal installments on October 3, 2013, October 3, 2014, October 3, 2015, and October 3, 2016.
(7)	This stock unit award was granted on January 1, 2012, and has vested or will vest in four equal installments on January 1, 2013, January 1, 2014, January 1, 2015, and January 1, 2016.
(8)	This stock unit award was granted on September 3, 2014, and will vest in four equal installments on September 3, 2015, September 3, 2016, September 3, 2017, and September 3, 2018.

2014 OPTION EXERCISES AND STOCK VESTED

The Table below shows the number of shares of Syntel Common Stock acquired during 2014 upon the vesting of restricted shares. The named executive officers hold no Syntel stock options.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)

Bharat Desai	—	—

Prashant Ranade	74,000	3,043,960

Nitin Rakesh	7,750	341,368

Arvind Godbole	9,174	383,549

Rakesh Khanna	13,250	569,793

Raja Ray	5,374	234,609

Daniel M. Moore	5,100	221,107

(1)	Value Realized on Vesting is calculated by multiplying the shares vested times the stock closing price on the day of vesting.

Pension Benefits 2014

In accordance with the Payment of Gratuity Act, 1972 of India, Syntel’s Indian subsidiary provides for gratuity, a defined retirement benefit plan (the “Gratuity Plan”) covering eligible employees. The Gratuity Plan provides a lump sum payment to vested employees at retirement, death, incapacitation, or termination of employment, based on the respective employee’s salary and the term of employment.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)

Bharat Desai	—	—	—	—

Prashant Ranade	Gratuity Plan	5	16,067	—

Nitin Rakesh	Gratuity Plan	1	5,023	—

Arvind Godbole	Gratuity Plan	14	16,067	—

Rakesh Khanna	Gratuity Plan	9	16,067	—

Raja Ray	—	—	—	—

Daniel M. Moore	—	—	—	—

(1)	The gratuity under the Gratuity Plan is restricted to 1,000,000 Indian Rupees or $16,067.

Potential Payments Upon Termination or Change-in-Control

Under the terms of Syntel’s Amended and Restated Stock Option and Incentive Plan (the “Stock Incentive Plan”) and the restricted stock agreements (collectively the “Agreements”) entered into with named executive officers under the Stock Incentive Plan, if a named executive officer has a “Change in Position” subsequent to a “Change in Control”, the remaining restriction period on any restricted stock granted under the Stock Incentive Plan immediately lapses and the shares become fully transferable.

Under the Stock Incentive Plan a “Change in Position” is defined to be: (i) involuntary termination of the named executive officer’s employment; or (ii) a significant reduction in the duties, responsibilities, compensation and/or fringe benefits of the named executive officer, or the assignment to the named executive officer of duties inconsistent with the named executive officer’s position (all as in effect immediately prior to a Change in Control), whether or not the named executive officer voluntarily terminates employment as a result.

Under the Stock Incentive Plan, a “Change in Control” is defined to be the occurrence of any of the following events that do not involve a person or entity that was a shareholder of Syntel at the time the Stock Incentive Plan was adopted: (i) the acquisition of ownership by a person, firm or corporation, or a group acting in concert, of fifty-one percent, or more, of Syntel’s outstanding Common Stock in a single transaction or a series of related transactions within a one-year period; (ii) a sale of all or substantially all of Syntel’s assets to any person, firm or corporation; or (iii) a merger or similar transaction between Syntel and another entity if Syntel’s shareholders do not own a majority of the voting stock of the corporation surviving the transaction and a majority in value of the total outstanding stock of such surviving corporation after the transaction.

The following table sets forth the estimated benefit to the respective named executive officer assuming that the noted event occurred on December 31, 2014 and, where applicable, using the closing price of Syntel’s common stock on December 31, 2014, which was $44.98 per share. While the amounts shown and the assumptions upon which they are based provide reasonable estimates of the amounts that would have been due to the named executive officers in the event that the events noted below had occurred on December 31, 2014, the actual amounts due to the named executive officers upon a triggering event will depend upon the actual circumstances and the then applicable provisions of the Stock Incentive Plan and the Agreements.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Name	Benefit	Before Change in Control Change in Position	After Change in Control Change in Position		Voluntary Termination	Death	Disability	Change in Control

Bharat Desai	—	—	—		—	—	—	—

Prashant Ranade	Lapsing of Restrictions on Restricted Stock	—	6,657,040	(1)	—	—	—	—

Nitin Rakesh	Lapsing of Restrictions on Restricted Stock	—	2,575,105	(1)	—	—	—	—

Arvind Godbole	Lapsing of Restrictions on Restricted Stock	—	366,677	(1)	—	—	—	—

Rakesh Khanna	Lapsing of Restrictions on Restricted Stock	—	1,832,935	(1)	—	—	—	—

Raja Ray	Lapsing of Restrictions on Restricted Stock	—	500,447	(1)	—	—	—	—

Daniel M. Moore	Lapsing of Restrictions on Restricted Stock	—	463,294	(1)	—	—	—	—

(1)	Represents the aggregate intrinsic value of the lapsing of restrictions on each named executive officer’s restricted stock.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth, with respect to Syntel’s equity compensation plans, (i) the number of shares of common stock to be issued upon the exercise of outstanding options, warrants, and rights, (ii) the weighted average exercise price of outstanding options, warrants, and rights, and (iii) the number of shares remaining available for future issuance, as of December 31, 2014.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (#)	Weighted-average exercise price of outstanding options, warrants, and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excludes securities reflected in column (1)) *
Equity compensation plans approved by shareholders	—	—	9,370,286
Equity compensation plans not approved by shareholders	—	—	—

TOTAL	—	—	9,370,286

*	Includes 7,935,008 shares available for future issuance under Syntel’s Stock Option and Incentive Plan and 1,435,278 shares available for future issuance under Syntel’s Employee Stock Purchase Plan.

ADDITIONAL INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table provides information about the beneficial ownership of Syntel’s Common Stock by (i) any person or entity known by the management of Syntel to have been the beneficial owner of more than five percent of Syntel’s outstanding Common Stock as of April 7, 2015, (ii) the nominees, present directors, and named executive officers of Syntel, and (iii) by all directors and executive officers of Syntel as a group. There were 83,748,268 shares of Syntel Common Stock outstanding on April 7, 2015.

NAME AND ADDRESS	NUMBER OF SHARES BENEFICIALLY OWNED (1)		PERCENT OF CLASS

Bharat Desai	31,440,122	(2)	37.5%
525 East Big Beaver Road, Suite 300
Troy, Michigan 48083

Neerja Sethi	24,558,272	(3)	29.3%
525 East Big Beaver Road, Suite 300
Troy, Michigan 48083

Rakesh Vij	19,237,384	(4)	23.0%
5607 Hartsdale Dr.
Houston, Texas 77036

NS Trust dated February 28, 1997 I	9,318,692	(5)	11.1%
1001 Brickell Bay Dr., Suite 3102/8
Miami, Florida 33131

NS Trust dated February 28, 1997 II	9,318,692	(5)	11.1%
1001 Brickell Bay Dr., Suite 3102/8
Miami, Florida 33131

DS Foundation	4,155,556	(6)	5.0%
1001 Brickell Bay Dr., Suite 3102/8
Miami, Florida 33131

Paritosh K. Choksi	68,447	(7)	*

Thomas Doke	19,142	(7)	*

Arvind Godbole	8,152	(7)	*

Rakesh Khanna	54,000	(7)	*

Rajesh Mashruwala	14,656	(7)	*

Daniel M. Moore	11,252	(7)	*

George R. Mrkonic, Jr	7,656	(7)	*

Nitin Rakesh	57,250	(7)	*

Prashant Ranade	148,000	(7)	*

Raja Ray	12,250	(7)	*

Vinod K. Sahney	1,836	(7)	*

All Directors, Nominees, and Executive Officers as a group (22 persons)	52,365,395	(7)	62.3%

*	Less than 1%.
(1)	For the purpose of this table, a person or group is deemed to have “beneficial ownership” of any shares as of a given date over which such person has voting power, investment power, or has the right to acquire such power within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person. Except as otherwise noted, each beneficial owner of more than five percent of Syntel’s Common Stock and each director and executive officer has sole voting and investment power over the shares reported. With respect to the restricted Common Stock of Syntel shown as owned by certain executive officers and directors, the executive officers have voting power but no investment power.
(2)	Mr. Desai holds shared voting and dispositive power for (a) 9,318,692 shares held by the NS Trust dated February 28, 1997 I, (b) 9,318,692 shares held by the NS Trust dated February 28, 1997 II, (c) 150,000 shares held by the NS Trust dated May 17, 1997 V, (d) 150,000 shares held by the NS Trust dated May 17, 1997 VI, of which trusts Mr. Desai is a co-trustee with Rakesh Vij, (e) 4,155,556 shares held by the DS Foundation, of which Mr. Desai is a member of the board of trustees along with Neerja Sethi and two other persons who are not affiliated with Syntel, and (f) 8,050 shares held in several educational trusts for the benefit of other individuals, of which trusts Mr. Desai is a trustee. Mr. Desai disclaims beneficial ownership of shares held by the foundation and the trusts.
(3)	Ms. Sethi holds shared voting and dispositive power for (a) 150,000 shares held by the BD Trust dated May 17, 1997 III and (b) 150,000 shares held by the BD Trust dated May 17, 1997 IV, of which trusts Ms. Sethi is a co-trustee with Rakesh Vij, (c) 7,100 shares held in several educational trusts for the benefit of other individuals, of which trusts Ms. Sethi is a trustee, and (d) 4,155,556 shares held by the DS Foundation, of which Ms. Sethi is a member of the board of trustees along with Bharat Desai and two other persons who are not affiliated with Syntel. Ms. Sethi disclaims beneficial ownership of shares held by the foundation and the trusts.
(4)	Rakesh Vij holds shared voting and dispositive power for (a) 9,318,692 shares held by the NS Trust dated February 28, 1997 I, (b) 9,318,692 shares held by the NS Trust dated February 28, 1997 II, (c) 150,000 shares held by the BD Trust dated May 17, 1997 III, (d) 150,000 shares held by the BD Trust dated May 17, 1997 IV, (e) 150,000 shares held by the NS Trust dated May 17, 1997 V, and (f) 150,000 shares held by the NS Trust dated May 17, 1997 VI, of which trusts Rakesh Vij is a co-trustee. Rakesh Vij disclaims beneficial ownership of shares held by the trusts.
(5)	These shares are also included under both Mr. Desai’s and Rakesh Vij’s ownership as they are co-trustees for these trusts and share voting and dispositive power for these shares of Common Stock.
(6)	These shares are also included under both Mr. Desai’s and Ms. Sethi’s ownership as they are co-trustees for the DS Foundation and share voting and dispositive power for these shares of Common Stock along with two other persons who are not affiliated with Syntel.
(7)	The number of shares shown in the table includes the following number of shares which are represented by shares of restricted Common Stock which are not vested: Paritosh K. Choksi, 2,142; Thomas Doke, 2,142; Arvind Godbole, 8,152; Rakesh Khanna, 35,750; Rajesh Mashruwala, 2,142; Daniel M. Moore, 10,300; George R. Mrkonic, Jr., 2,142; Nitin Rakesh, 57,250; Prashant Ranade, 148,000; Raja Ray, 11,126; Vinod K. Sahney 1,836; and all directors and executive officers as a group, 353,446.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Syntel’s executive officers and directors, and persons who own more than ten percent of a registered class of Syntel’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by regulations of the SEC to furnish Syntel with copies of all Section 16(a) forms they file.

Based solely on Syntel’s review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, Syntel believes that, except for the following, its officers, directors, and greater than ten percent beneficial owners met all applicable filing requirements during the last year. The following persons filed the listed reports after their due dates: Thomas Doke, one Form 4 Statement of Changes in Beneficial Ownership reporting one transaction; V. S. Raj, one Form 4 Statement of Changes in Beneficial Ownership reporting one transaction; and Rajiv Tandon, one Form 4 Statement of Changes in Beneficial Ownership reporting one transaction.

Transactions with Related Persons

The Board of Directors has adopted written policies and procedures for the disclosure, review and approval of any transaction in which Syntel or one of its subsidiaries is a participant and in which any “related person” or “Covered Individual” (director, executive officer or their immediate family members, or shareholders owning five percent or more of Syntel’s outstanding stock) has a direct or indirect material interest. The policy requires that transactions involving a related person be reviewed and approved in advance by the Board of Directors. Under Syntel’s Code of Ethical Conduct, officers, directors, and employees of Syntel are required to report proposed related party transactions to the Board of Directors. Syntel is not aware of any transaction required to be reported under Item 404(a) of Regulation S-K promulgated by the SEC since the beginning of 2014 where the foregoing policies and procedures did not require review, approval, or ratification of such transaction or where such policies and procedures were not followed. Syntel has had no transactions since the beginning of 2014, nor does it currently have any proposed transactions, in which it was or is to be a participant and in which any related person had or will have a direct or indirect material interest.

Shareholder Proposals for 2016 Annual Meeting

Shareholder proposals to be presented at the 2016 Annual Meeting of Shareholders must be received by Syntel not later than December 24, 2015 if they are to be included in Syntel’s proxy statement for the 2016 Annual Meeting of Shareholders. Such proposals should be addressed to the Corporate Secretary at Syntel, Inc., 525 East Big Beaver Road, Suite 300, Troy, Michigan 48083 and should also be sent by email to the Corporate Secretary at Daniel_Moore@Syntelinc.com.

Shareholder proposals to be presented at the 2016 Annual Meeting of Shareholders which are not to be included in Syntel’s proxy statement for that meeting must be received by Syntel not before March 4, 2016 and not later than April 3, 2016; or, for any special meeting of shareholders, no later than 10 days after the day of the public announcement of the date of the special meeting in accordance with the procedures contained in Syntel’s Bylaws. Such proposals should be addressed to the Corporate Secretary at Syntel, Inc., 525 East Big Beaver Road, Suite 300, Troy, Michigan 48083 and should also be sent by email to the Corporate Secretary at Daniel_Moore@Syntelinc.com.

Other Matters

At the 2011 Annual Meeting of Shareholders, the shareholders voted in favor of advisory approval of the named executive officers’ compensation and they voted in favor of holding the advisory vote on named executive officer compensation every three years. Syntel has determined to follow the shareholders’ recommendation on the frequency of shareholder advisory votes on named executive compensation and will hold those advisory votes every three years, with a vote held in 2014 and the next vote occurring in 2017. It is currently anticipated that the next vote on the frequency of holding advisory votes on named executive compensation will occur at Syntel’s Annual Meeting of Shareholders in 2017.

At the date of this proxy statement, management is not aware of any matters to be presented for action at the 2015 Annual Meeting of Shareholders other than the matters described in this proxy statement. If any other matters should come before the meeting, the persons named in the proxy card intend to vote the proxy in accordance with their judgment on those matters.

By Order of the Board of Directors,

Daniel M. Moore

Chief Administrative Officer, General

Counsel, and Secretary

April 23, 2015

COPIES OF SYNTEL’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2014 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE PROVIDED TO SHAREHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO DANIEL M. MOORE, CHIEF ADMINISTRATIVE OFFICER, SYNTEL, INC., 525 E. BIG BEAVER ROAD, SUITE 300, TROY, MICHIGAN 48083.

Shareowner Services P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named

proxies to vote your shares in the same manner as if

you marked, signed and returned your proxy card.

Q	INTERNET/MOBILE – www.proxypush.com/synt Use the Internet to vote your proxy until 11:59 p.m. (CT) on June 1, 2015.
if	PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on June 1, 2015.
[8)	MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

ò    Please detach here    ò

The Board of Directors Recommends a Vote FOR all Nominees and FOR Items 2 and 3.
1.	Election of directors:	01 Paritosh K. Choksi 06 Nitin Rakesh 02 Bharat Desai 07 Prashant Ranade 03 Thomas Doke 08 Vinod K. Sahney 04 Rajesh Mashruwala 09 Neerja Sethi 05 George R. Mrkonic, Jr.	■	Vote FOR all nominees (except as marked)	■	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approve an amendment to Syntel’s Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 100,000,000 to 200,000,000.	■	For	■	Against	■	Abstain

3.	A non-binding resolution to ratify the appointment of Crowe Horwath LLP as Syntel’s independent registered public accounting firm for the current fiscal year.	■	For	■	Against	■	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ■	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

SYNTEL, INC.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, June 2, 2015

10:00 a.m. Eastern Time

Syntel Corporate Office

525 E. Big Beaver Rd., Suite 300

Troy, Michigan 48083

Syntel, Inc. 525 E. Big Beaver Rd., Suite 300 Troy, Michigan 48083	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 2, 2015.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all nominees and “FOR” Proposals 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Bharat Desai and Daniel M. Moore, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.